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                                                                  Exhibit 10 (u)
                             IPA SERVICE AGREEMENT

     This IPA Service Agreement is made and entered into as of this 1st day of January, 1997 by and between PHYSICIANS HEALTH SERVICES OF CONNECTICUT, INC., a Connecticut corporation, and PHS INSURANCE OF CONNECTICUT, INC., a Connecticut corporation, (together, "PHS"), on the one hand, and FAIRFIELD INDIVIDUAL PRACTICE ASSOCIATION, INC. ("IPA"), on the other hand;

     WHEREAS, PHS arranges for the provision of Covered Services (as defined below) to Members (as defined below);

     WHEREAS, IPA is an individual practice association which has entered into contracts with physicians and other health care providers to arrange for and facilitate the provision and delivery of Covered Services (as defined below) to Members;

     WHEREAS, PHS and IPA mutually desire to preserve and enhance patient dignity;

     NOW, THEREFORE, in consideration of the premises and other mutual covenants herein contained and other good and valuable considerations, it is mutually agreed as follows:

                            ARTICLE 1.  DEFINITIONS
                            -----------------------

1.1 "Affiliate" means any company controlling, controlled by or under common control with PHS.

1.2 "Consultant" means a physician (other than a Participating Physician and a Non-IPA Participating Physician) (i) to whom a Member has been referred or who has been asked to provide Covered Services on behalf of a Member by a Participating Physician or (ii) who provides Covered Services to IPA members pursuant to the out of network benefits of a Program.

1.3 "Corridor" means the amount equal to 5% greater or less than budgeted amounts established pursuant to Section 5.1 hereof.

1.4 "Covered Services" means those Medically Necessary services and benefits that Members are entitled to receive under a Program. As used herein, Covered Services excludes PHS Responsible Services.

1.5 "Emergency" means the accidental injury or the unexpected onset of a serious illness, which has the potential for causing immediate disability or death or requiring immediate alleviation of pain and discomfort. The determination of whether Emergency services are Covered Services rests exclusively with the Medical Director.

1.6 "Excess Payment" means amounts by which actual payments made by PHS on behalf of IPA pursuant to Section 5.3 exceed the amounts budgeted therefor in accordance with Section 5.1 hereof (after giving effect to any applicable Corridors).

1.7  "Funds" means each of the funds established pursuant to Section 5.2 hereof.

1.8 "IPA Member" means Members who have selected or who have been assigned a Participating Physician as their Primary Care Physician.

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1.9  "IPA Advisory Committee" means a committee comprised of representatives of
     IPA, and such other individual practice associations or physician hospital organizations with which PHS contracts for the provision of Covered Services, which elect to have representation on the IPA Advisory Committee.

1.10 "Medical Director" means one or more physicians or other persons appointed by PHS to be responsible for, among other things, administering PHS's medical affairs and for serving as medical liaison to Participating Physicians.

1.11 "Medically Necessary" means services or supplies which are necessary and appropriate for the treatment of a Member's illness or injury or for the preventive care of a Member, according to accepted standards of medical practice prevailing at the time of treatment.

1.12 "Member" means (i) any person who has entered into a contract with PHS, or any Affiliate, for the provision of Covered Services, and his or her eligible dependents; (ii) any person and his or her eligible dependents, who is offered health care services through a plan sponsored by his or her employer that is administered by PHS, or any Affiliate; and (iii) any person who participates in a Program for a government sponsored plan of health insurance.

1.13 "Non-IPA Participating Providers" means a health care provider with whom PHS directly or indirectly contracts for the provision of Covered Services (other than through IPA).

1.14 "Office Manual" shall mean the PHS/IPA Office Manual describing, among other things, IPA's rules, regulations, protocols and procedures; reimbursement schedules; termination protocols and appeals procedures; and PHS's billing procedures, referrals and authorization policies, utilization review and quality assessment guidelines, coding guidelines and benefit summaries, as such Office Manual is revised from time to time; provided, however, that no amendments or modifications to the Office Manual shall be made without IPA's consent which will have the effect of (i) adversely affecting any rights or remedies of IPA as against PHS or any Participating Physician; (ii) adding to, increasing or adversely affecting (as to IPA) any obligations of IPA to PHS or any Participating Physician; or (iii) amending or modifying any sanctions, penalties or termination protocols of PHS as against any Participating Physician or IPA's process for sanctioning, penalizing or terminating any Participating Physician or appealing decisions with respect thereto. The Office Manual as in effect on the date hereof is incorporated herein by reference. As used herein, "Office Manual" means both the PHS and IPA sections of the Office Manual.

1.15 "Participating Physician" means a duly licensed medical doctor, osteopathic physician or oral surgeon who has entered into a currently effective Physician Agreement with IPA.

1.16 "Performance Standards" means standards used by PHS to measure performance of Participating Physicians, including without limitation, quality of care and service, compliance with utilization and referral protocols, billing procedures, claims adjudication, record keeping requirements and such other criteria reasonably believed by PHS to be appropriate, as such Performance Standards may be modified from time to time.

1.17 "PHS Responsible Services" means other Covered Services listed in Exhibit A for which PHS assumes responsibility for payment, as such Exhibit A may be modified from time to time in accordance with Section 10.8 hereof.

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1.18 "Physician Agreement" means an agreement between IPA and Participating
     Physicians in the form of Exhibit B hereto, as such Exhibit B may be amended or modified from time to time in accordance with Section 10.8 hereof.

1.19 "Primary Care Physician" means a Participating Physician who provides primary care services to Members, initiates referrals for non-primary care services and is responsible for maintaining its continuity of care provided to a Member. A Primary Care Physician may be a family practitioner, internist or pediatrician.

1.20 "Programs" means all programs of health insurance established, administered and/or maintained by PHS, or any Affiliate, or established, administered and/or maintained jointly by PHS, or any Affiliate, and another payer now or at any time during the term of this Agreement, including, without limitation, fully funded plans, administrative services only plans, point of service plans, network access plans, Medicare cost plans, small group plans, governmental plans (other than Medicare risk and Medicaid), gatekeeper model plans and exclusive provider organization plans, as such Programs are modified from time to time in PHS's sole discretion. For purposes of this Agreement, Programs includes all Programs marketed jointly by PHS and The Guardian Life Insurance Company of America.

1.24 "Referral" means written authorization issued by the Primary Care Physician prior to the Member's use of a specialist.

1.25 "Surplus Amounts" means amounts by which actual payments made by PHS on behalf of IPA pursuant to Section 5.3 are less than amounts budgeted therefor in accordance with Section 5.1 (after giving effect to any applicable Corridors).


                       ARTICLE II - PHS RESPONSIBILITIES
                       ---------------------------------

2.1  Administrative Function.  PHS will perform, as requested by IPA, all
     -----------------------
     administrative, marketing, enrollment, financial, utilization review, accounting, claims processing and payment, management information systems, member grievance, quality assessment and other functions necessary or appropriate for the proper administration of the Programs and the provision of Covered Services necessary or appropriate to Members, other than clinical services.

2.2  Credentialing.  PHS shall be responsible for all credentialing and
     -------------
     recredentialing of all Participating Physicians. Credentialing shall be coordinated with appropriate IPA committees.

2.3  Office Manual.  PHS shall maintain an Office Manual for the benefit of PHS,
     -------------
     IPA and Participating Physicians, which shall set forth the programs, procedures, rules, regulations and protocols of IPA and PHS, relating to the delivery of Covered Services by Participating Physicians and participation of Participating Physicians as members of IPA. PHS shall furnish an Office Manual to each Participating Physician and shall send supplements or revisions to the Office Manual to Participating Physicians prior to the effective date thereof. PHS shall develop Performance Standards which it shall use to monitor performance of Participating Physicians. PHS shall promptly advise IPA (or the IPA Advisory Committee if such Committee is assigned responsibility by IPA for performance reviews of Participating Physicians) if a Participating Physician fails to satisfy such Performance Standards. If any provisions in the Office Manual with respect to Participating Physicians conflicts with any provisions of the Physician Agreement, then the provisions of the Physician Agreement shall control.

2.4  Performance Standards.  PHS shall develop Performance Standards which it
     ---------------------
     shall use to monitor performance of Participating Physicians. PHS shall promptly advise IPA (or the IPA Advisory

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     Committee if such Committee is assigned responsibility by IPA for performance reviews of Participating Physicians) if a Participating Physician fails to satisfy such Performance Standards.

2.5  Data Reporting.  PHS shall provide IPA with quarterly utilization reports.
     --------------
     The utilization review performed by PHS shall be consistent with utilization reviews performed for all other health care providers participating in PHS's network of providers.

2.6  Eligibility Verification. PHS shall make available to the Participating
     ------------------------
     Providers electronic eligibility verification of current Members enrolled in PHS. PHS shall use its best efforts to assure that its information is current; provided, however, that in the event a Member has ceased to be eligible for benefits under a PHS Program at the time services are rendered by a Participating Physician, neither IPA nor PHS shall be liable for payment in respect of such services.

2.7  IPA Advisory Committee.  PHS shall develop and administer programs to
     ----------------------
     enhance the delivery of Covered Services to Members, including programs to achieve more effective quality controls, cost and utilization efficiencies. PHS shall consult with the IPA Advisory Committee in the development and implementation of programs that would materially affect the manner in which Participating Physicians deliver Covered Services to Members and shall use its best efforts to incorporate such recommendations of the IPA Advisory Committee that would not adversely affect the administration of such programs, or PHS's financial condition or business operations.

                       ARTICLE III - IPA RESPONSIBILITIES
                       ----------------------------------

3.1  Services.  PHS hereby retains IPA to arrange for the provision of Medically
     --------
     Necessary Covered Services to Members through Participating Physicians and where appropriate, Consultants and other health care professionals, in accordance with PHS's Programs and applicable law. Participating Physicians shall be responsible for determining Member eligibility and benefit verification prior to performing Covered Services, and in the case of a Program for which a Referral or other authorization is required prior to performing Covered Services, for obtaining such Referral or other authorization or, in the event that the Member elects not to obtain such Referral or authorization, for informing the Member that failure to obtain such Referral or authorization may result in co-payments, deductibles, or in certain instances, denial of such services as Covered Services under the benefit provisions of the Member's Program. Failure to inform the Member, or the Member's representatives, that certain services are beyond the scope or duration of Covered Services, and obtain a written waiver, will result in IPA and Participating Physician being unable to bill the Member or PHS. All Covered Services rendered by Participating Physicians shall be subject to the terms and conditions of this Agreement and the Physician Agreement.

3.2  Standards of Care.  The Physician Agreement shall require Participating
     -----------------
     Providers to render all Covered Services to Members consistent with the quality of medical care that is in conformity with accepted medical care and surgical practices of the American Medical Association and the practice prevailing in IPA's service area. Each Participating Physician will have the training and experience in the field in which they perform Covered Services.

3.3  Further Acts.  IPA shall take all acts or actions necessary within the
     ------------
     scope of this Agreement to permit compliance by PHS with applicable law as well as accreditation programs conducted by the NCQA, or another entity performing similar functions.

3.4  Medical Advice.  IPA and Participating Physicians shall be solely
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     responsible for all medical advice and treatment rendered to Members receiving medical care from Participating Providers and for the performance of Covered Services.

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3.5  Physician Agreements.  IPA agrees that each Participating Physician shall
     --------------------
     enter into a Physician Agreement with IPA and IPA will take such further acts as necessary or desirable to amend the Physician Agreement upon reasonable request of PHS. A Participating Physician may not participate in Programs through any other entity other than IPA or through direct contract with PHS.

3.6  Compliance with PHS Rules.  IPA shall comply with PHS programs rules and
     -------------------------
     protocols (collectively, "Rules") adopted by PHS in furtherance of Article II hereof; provided, however, that no amendments or modifications to the Rules shall be made without IPA's consent which will have the effect of (i) adversely affecting any rights or remedies of IPA as against PHS or any Participating Physician; (ii) adding to, increasing or adversely affecting (as to IPA) any obligations of IPA to PHS or to any Participating Physician; or (iii) amending or modifying any sanctions, penalties or termination protocols of PHS or against any Participating Physician or the process for sanctioning, penalizing or terminating any Participating Physician or appealing decisions or terminating any Participating Physician or appealing the decisions with respect thereto. IPA shall use its best efforts to ensure that Participating Physicians comply with all policies and procedures as set forth in the Office Manual and all applicable law.

3.7  Notice of Disciplinary Action.  IPA shall notify PHS within five calendar
     -----------------------------
     days should any disciplinary or other action be formally initiated against a Participating Physician or any of a Participating Physician's employees or others performing Covered Services hereunder under a Participating Physician's supervision, which could result in (i) the suspension or loss of any license or certification; (ii) the impairment for any other reason of such Participating Provider's ability to render the Covered Services required under this Agreement; (iii) the imposition of any sanctions against such Participating Physician; (iv) any malpractice claim filed against a Participating Physician; (v) any compromise, settlement, or judgment of such a claim and the terms and conditions thereof; (vi) any revocation, suspension, modification, restriction or other change in status of a Participating Physician's medical staff privileges at any hospital or other health care facility; or (vii) any investigation of a Participating Physician by any governmental agency or board or any medical association relating to a disciplinary cause or reason.

3.8  Disclosure of Information and Records.  Subject to applicable laws
     -------------------------------------
     regarding confidentiality, IPA hereby authorizes PHS to release to any party any and all information, records, summaries of records and statistical reports specific to the IPA and/or any Participating Physicians, including but not limited to, utilization profiles, encounter data, treatment plans, outcome data and other information pertinent to a Participating Physician's performance of Covered Services, professional qualifications and credentialing information, without receiving prior written consent.

3.9  Authority to Act.  IPA represents that it is authorized to act as the agent
     ----------------
     for each Participating Physician for purposes of entering into this Agreement.

3.10 Hold Harmless.  IPA agrees that it shall look solely to PHS for payment for
     -------------
     Covered Services provided to Members by Participating Physicians under the Plans. IPA further agrees that in no event, including but not limited to non-payment by PHS or IPA, PHS or IPA insolvency, or breach of this Agreement shall IPA or Participating Physicians or Consultants (as defined in Section 1.3(i)) charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against a Member, other than PHS acting on a Member's behalf, for Covered Services rendered pursuant to this Agreement. This provision shall not prohibit collection by Participating Physicians of copayments or supplemental charges made in accordance with Programs. This Section 3.10 shall survive termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members.

3.11     Delegation.  IPA and PHS agree that IPA may delegate to PHS the
         ----------
     performance such of its responsibilities as IPA may determine from time to time.

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3.12 Non-Discrimination.  Except as otherwise provided herein, Participating
     ------------------
     Physicians shall provide Covered Services to all Members in a manner similar to the manner in which Participating Physicians provide services to other patients and shall not discriminate in the acceptance of Members as patients or treatment of Members on the basis of race, color, national origin, ancestry, religion, sex, marital status, sexual orientation or age.

                             ARTICLE IV - PROGRAMS
                             ---------------------

4.1  Program Design and Introduction.  PHS shall have sole authority over
     -------------------------------
     matters relating to Program design, introduction of new Programs and modification or elimination of existing Programs, including without limitation, utilization, referral, quality assessment, reimbursement and reimbursement protocols relating to such Programs. PHS shall consult with the IPA Advisory Committee in the material design features of Programs and shall use its best efforts to incorporate the reasonable recommendations of the IPA Advisory Committee into final Program design that do not adversely affect the administration, financial or operational aspects of such Program.

4.2  Participation in Programs.  Except as waived by PHS, which waiver PHS shall
     -------------------------
     not unreasonably withhold or delay, Participating Physicians are required to participate in all Programs and PHS may not exclude any Participating Physician except as set forth below. IPA agrees to sanction or terminate in accordance with the Physician Agreement, Office Manual, or otherwise, any Participating Physician who notifies IPA or PHS that he or she will not participate in a Program or who does not accept Members enrolled in one or more Programs. Notwithstanding the foregoing, PHS may select, after consultation with IPA, a subset of Participating Providers, if PHS is requested to reduce the size of its panel of Participating Physicians for an employer group of 1,000 or more eligible Members.

                            ARTICLE V - COMPENSATION
                            ------------------------

5.1  Health Care Service Budgets.  The budget for Covered Services for IPA
     ---------------------------
     Members shall be established by mutual consent and shall be deemed to be incorporated herein by reference.

5.2  Capitation System.
     -----------------

     PHS shall allocate to IPA a monthly capitation in accordance with Exhibit C from which IPA shall compensate Participating Physicians, Consultants, Non-IPA Participating Providers and also, in cases of Medical Emergency or upon prior approval by PHS, other health care providers, for Covered Services rendered to IPA Members except (i) Covered Services pursuant to self-funded Programs which are paid directly by the employer; (ii) Covered Services pursuant to Programs for which PHS pays Participating Physicians directly;
     (iii) as specifically provided and agreed to by IPA in connection with certain Programs. PHS shall allocate amounts from the capitation payment hereunder to each of the following three funds: an in-patient hospital fund; an out-patient hospital fund and a physician and other capitated services fund.

     The risk sharing arrangements between PHS and IPA are as set forth below:

     (i)  The In-Patient Hospital Fund.  In the event that payments in respect
          ----------------------------
          of hospital in-patient Covered Services rendered to IPA Members exceed amounts budgeted therefor in accordance with Section 5.1 hereof, fifty percent (50%) of the deficit over the Corridor shall be deemed to be Excess Payments hereunder. In the event that payments in respect of hospital in-patient Covered Services rendered to IPA Members are less than amounts budgeted therefor in accordance with Section 5.1 hereof, fifty percent (50%) of the surplus under the Corridor shall be deemed to be Surplus Amounts hereunder.

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     (ii) The Out-Patient Hospital Fund.  In the event that payments in respect
          -----------------------------
          of hospital out-patient Covered Services rendered to IPA Members exceed amounts budgeted therefor in accordance with Section 5.1 hereof, one hundred percent (100%) of the deficit shall be deemed to be Excess Payments hereunder. In the event that payments in respect of hospital out-patient Covered Services rendered to IPA Members are less than amounts budgeted therefor in accordance with Section 5.1 hereof, one hundred percent (100%) of the surplus shall be deemed to be Surplus Amounts hereunder.

     (iii)  The Physician and Other Fund.  In the event that payments in respect
            ----------------------------
          of Covered Services rendered to IPA Members other than the Covered Services described in clauses (i), (ii) and (iv) of this Section 5.2, exceed amounts budgeted therefor in accordance with Section 5.1 hereof, one hundred percent (100%) of the deficit shall be deemed to be Excess Payments hereunder. In the event that payments in respect of Covered Services (except as provided in clauses (i), (ii) and (iv), rendered to IPA Members are less than amounts budgeted therefor in accordance with Section 5.1 hereof, one hundred percent (100%) of the surplus shall be deemed Surplus Amounts hereunder.

     (iv) The Pharmaceutical Fund.  In the event that payments in respect of
          -----------------------
          pharmaceutical related Covered Services rendered to IPA Members exceed amounts budgeted therefor in accordance with Section 5.1 hereof, fifty percent (50%) of the deficit shall be deemed to be Excess Payments hereunder. In the event that payments in respect of pharmaceutical related Covered Services rendered to IPA Members are less than amounts budgeted therefor in accordance with Section 5.1 hereof, fifty percent (50%) of the surplus shall be deemed to be Surplus Amounts hereunder.

5.3. Payments Administered by PHS.  The amount allocated as the monthly
     ----------------------------
     capitation for Covered Services pursuant to Section 5.2 shall be held and administered by PHS for the purpose of enabling IPA to discharge its payment obligations as set forth in Section 5.2. PHS shall act as IPA's agent for purposes of making all payments and distributions to Participating Physicians, Consultants, Non-IPA Participating Physicians and other health care providers as set forth in Section 5.2 (in cases of Covered Services rendered to IPA Members). IPA agrees that the payments made by PHS as IPA's agent hereunder shall be deducted from amounts allocated to IPA as capitation payments. Payments shall be made irrespective of whether actual payments made pursuant to this paragraph exceed the amounts allocated to IPA as capitation payments. Subject to
     Section 5.5, payments shall be made in accordance with the following:

     (a) Compensation for Participating Physicians, Consultants and Non-IPA Participating Providers shall be calculated on the basis of the lesser of the Physician's, Consultant's or Non-IPA Participating Provider's billed charges, and (i) in the case of Participating Physicians, the reimbursement schedules agreed to by PHS and IPA from time to time or an actuarially determined capitation amount, and (ii) in the case of Consultants, Non-IPA Participating Physicians, and other health care providers, the PHS reimbursement schedule in effect from time to time. The administrative guidelines for reimbursement of fees shall be maintained by PHS.

     (b) Participating Physicians shall be paid within two (2) months of the receipt by PHS of a properly submitted bill for Covered Services, except for claim payments subject to claims recovery through coordination of benefits (C.O.B.). Participating Physicians shall only be paid for bills for Covered Services received by PHS within 90 days of the date of service, unless such bills have been subject to claims recovery through C.O.B., basic reparation of benefits under an automobile no-fault policy, worker's compensation or subrogation activity. For Covered Services involving C.O.B., IPA shall be liable to pay Participating Physicians only for bills received within 18 months of the date of service. Participating

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         Physicians may not bill Members for bills for Covered Services which are not submitted in accordance with this Section 5.3 (b).

5.4. Withhold and Reserve Provision.  PHS may establish a withhold provision for
     ------------------------------
     a percentage of the compensation payable to IPA pursuant to Section 5.2 on behalf of Participating Physicians for Covered Services, to be held in a risk fund, it being understood and agreed that the amounts retained shall be applied to offset the amounts by which the actual costs of Covered Services rendered to IPA Members exceed budgeted amounts for the year. Actual withhold amounts may vary according to Program and Participating Physician. The percent level of withhold for specific programs and the methodology for a variable withhold program shall be subject to IPA consent. PHS and IPA shall, at regular intervals, review the utilization and costs of such services. PHS has the right to increase the percentage of compensation withheld to such levels as PHS may deem necessary to preserve IPA's fiscal integrity; provided, however that any increase is subject to IPA's consent, which consent shall not be unreasonably withheld. Amounts earned on funds held in the withhold account shall be the property of PHS and neither IPA nor Participating physicians shall assert any claims to such amounts.

5.5  Excess Payments and Surplus Amounts.  If PHS makes Excess Payments, IPA
     -----------------------------------
     shall be liable to PHS for such Excess Payments and shall repay such amounts within 30 days after notice from PHS of the extent of the Excess Payment. If there are Surplus Amounts, PHS shall allocate such Surplus Amounts to Participating Physicians in accordance with instructions from IPA and shall pay such Surplus Amounts to Participating Physicians not more than 75 days following the end of the year; provided, however, that prior to making any payments from surplus Amounts, Surplus Amounts shall be applied first to reduce or eliminate Excess Payments, if any, in one or more Funds and shall only be payable as provided in this Section 5.5 if there are no Excess Payments outstanding in any Fund.

5.5  Intra-Network Payments.  PHS shall make payments as IPA's agent from
     ----------------------
     capitation amounts allocated to IPA for Covered Services rendered to IPA Members by Non-IPA Participating Physicians, Consultants or health care
     providers.   PHS will pay Participating Physicians for Covered Services rendered to Members who are not IPA Members in accordance with Section 5.3; such payments on behalf of Members who are not IPA Members shall not be charged against the capitation amount allocated to IPA. All payments made hereunder will be subject to the withhold provisions set forth in Section 5.4.

5.6  Self Funded Payers; Direct Payments.  For Programs with respect to which an
     -----------------------------------
     employer group self-funds its claims expense or Programs in which PHS elects to pay Participating Physicians on a fee for service basis without regard to capitation, PHS shall compensate Participating Physicians in accordance with the PHS fee schedule then in effect.

5.7  Forms; Cooperation.
     ------------------

     (a) IPA shall arrange for Participating Physicians to bill PHS for Covered Services provided to Members on forms as reasonably specified by PHS. These forms shall specify the Covered Services provided and shall include all of the statistical and descriptive medical, diagnostic and patient data together with identifying information required by PHS.

     (b) IPA shall arrange for Participating Physicians to cooperate with and participate in PHS programs for coordination of benefits with other health care plans or any other permitted methods of third party recovery. Such programs include, but are not limited to, the following:

          (i)  Assisting Members with required forms.

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          (ii) Where duplicate coverage exists and the Program appears to be secondary coverage, notifying PHS and for ninety (90) days seeking payment from the other health care plan, before seeking payment from PHS or self funded payer.

          (iii) Where other plan(s) must pay their benefits before the benefits of the applicable Program, accepting as PHS's payment, the lesser of the payment determined in accordance with Section 5.3 (a) and the amount equal to the provider's usual charges for Covered Services, reduced by amounts paid by other plan(s) (or to be paid in the case of Medicare, Worker's Compensation Law, occupational disease or any similar law).

5.8  Coverage Questions.  PHS shall make timely payment to Participating
     ------------------
     Physicians as provided in Section 5.3 unless, prior to the expiration of the period set forth therein, PHS notifies the Participating Physician in writing that additional information is required or that a coverage question (including without limitation, a question relating to coordination of benefits or pre-existing conditions) exists. Such notice shall specify any additional information required and shall describe the nature of the coverage question. PHS shall endeavor in good faith to promptly resolve coverage questions, and shall make payment, if appropriate, promptly after coverage questions are resolved but in no case later than ninety (90) days after a submission of all required information. In the case of requests for additional information, the claims shall be paid within 30 days of receipt of all requested information.

5.9  Subrogation.  In the event a Member is injured by an act or omission of a
     -----------
     Participating Physician in connection with the rendering of Covered Services hereunder, PHS may elect to pursue its subrogation rights, if any, against the potentially responsible Participating Physician. PHS shall make payment to the Physician in accordance with this Agreement while pursuing those rights.

                             ARTICLE VI  - RECORDS
                             ---------------------

6.1. PHS Members.  PHS shall maintain such records and establish and adhere to
     -----------
     such procedures as shall be reasonably required to ascertain the number and identity of Members, which information shall be provided to IPA upon its request. IPA shall cooperate with PHS in connection with such records and procedures to the end of enabling the parties to accomplish with maximum efficiency and minimum administrative cost, determinations of eligibility for coverage and the amount of compensation payable to IPA.

6.2. Accounting.  PHS shall maintain, in accordance with generally accepted
     ----------
     accounting practices, such financial and accounting records as shall be necessary, appropriate or convenient for the proper administration of this Agreement.

6.3. Statistical Records.  PHS and IPA shall jointly maintain such statistical
     -------------------
     records with respect to Covered Services, including the utilization thereof, as shall be necessary, appropriate, or convenient for the proper administration of this Agreement.

6.4. Compliance With Law.  IPA and PHS agree to maintain their records in
     -------------------
     accordance with applicable federal and state laws and regulations and further agree to participate as necessary in required regulatory examinations.

6.5. Medical Records.  IPA shall arrange for Participating Physicians to
     ---------------
     maintain adequate medical records for Members in accordance with applicable law. IPA and PHS shall make reasonably available the medical records, subject to all applicable state and federal privacy and confidentiality requirements, to each other upon request without cost in order to determine that the content of such report and the quality of care rendered are acceptable, as well as for peer review, grievance review, recredentialing or any other reasonably necessary purposes.

6.6. Confidentiality.  PHS and IPA shall ensure confidentiality of Members'
     ---------------
     health and medical records. IPA and PHS each agree that all records, reports, data, data formats, financial information and other documents or information pertaining to the other or any related company which are provided, made available, or otherwise disclosed to the other pursuant to this Agreement or the relationship between PHS and IPA, are confidential, and may not be disclosed to any person or entity for any reason at any time during or subsequent to the term of this Agreement, except for their attorneys, accountants, or other representatives and except as required by law. Anything to the contrary contained in the foregoing notwithstanding, any information which has entered the public domain, except solely by a party's violation of this provision, shall not be deemed to be confidential hereunder.

              ARTICLE VII - LEGAL RELATIONSHIP BETWEEN PHS AND IPA
              ----------------------------------------------------

Independent Contractors.  The relationship of the parties is that of independent
-----------------------
contractors. None of the provisions of this Agreement are intended to create nor shall be construed to create a partnership, or joint venture relationship between the parties. Except as to payment procedures for which PHS shall act as IPA's agent hereunder, neither party hereto nor any of their respective officers, members, employees or physicians shall be deemed to be the agent, employee, or representative of the other party.

                  ARTICLE VIII - INDEMNIFICATION AND INSURANCE
                  --------------------------------------------

8.1. Physician Insurance.  IPA shall require all of its Participating Physicians
     -------------------
     and all Consultants to whom a Member is referred by a Participating Physician to maintain professional liability insurance acceptable to PHS in an amount not less than $1,000,000 per incident and $3,000,000 aggregate to cover all demands, claims and expenses of all kinds that may result or arise out of any alleged malpractice or neglect caused or alleged to have been caused by such individuals or any of their agents, employees, or representatives in the performance or omissions of any act relating to this Agreement.

8.2. Cooperative Defense.  The parties recognize that, during the term of this
     -------------------
     Agreement and for some period thereafter, certain risk management issues, legal issues, claims or actions may arise that involve or could potentially involve the parties and their respective employees and agents. The parties further recognize the importance of cooperating with each other in good faith when such issues, claims or actions arise to the extent that such cooperation does not violate any applicable laws, cause breach of any duties created by any policies of insurance, or otherwise compromise the confidentiality of communications of information regarding the issues, claims or actions. The parties shall cooperate in good faith, using their best efforts, to address such risk management and claims handling issues in a manner that strongly encourages full cooperation between the parties. Nothing in this Section 8.2 shall affect any cross or counter-claims that may be available to the parties hereto.

8.3  Liability.  Each party shall be responsible for its own actions and
     ---------
     omissions as they may relate to or arise from its duties and obligations under this Agreement.

                      ARTICLE IX- TERM OF AGREEMENT
                      -----------------------------

9.1  Term. The term of this Agreement shall be for a period of one year
     ----
     commencing on January 1, 1997, and shall terminate on December 31, 1997. This Agreement may be terminated by either party prior to the expiration of its term in the event of the insolvency of the other party, appointment of a trustee or receiver for any substantial part of the assets of the other party, or assignment by the other party for the benefit of its creditors or the commencement of any proceedings under the bankruptcy or insolvency law by or against such other party. This Agreement may also be terminated upon 60 days prior written notice, by either party upon the other party's material breach of any of the terms of this Agreement and failure to cure such breach within such 60 day period.

9.2  Termination of Participating Physicians.  A Participating Physician
     ---------------------------------------
     terminating his relationship with IPA will also terminate his participation in the Programs. A termination by a Participating Physician shall not be deemed a termination of this Agreement, which may only be terminated pursuant to Section 9.1. PHS may terminate a Participating Physician in all Programs subject to the due process protocols set forth in the Office Manual. Termination of a Participating Physician's participation in Programs shall not be deemed a termination of the Physician Agreement without further action on the part of IPA.

9.3  Effect of Termination.
     ---------------------

     (a) Upon the effective termination of this Agreement, all rights and obligations of the parties under this Agreement shall immediately cease; provided, however, that IPA shall remain responsible for providing Covered Services under the terms of this Agreement to Members who are under the care of Participating Physicians at the time of such termination through the period for which premiums have been paid (but in no event more than 90 days, except that if a Member is hospitalized at the time of termination, until the Member is discharged), unless PHS makes reasonable and medically appropriate provision for the assumption of such services by another provider. PHS shall compensate Participating Physicians for those Covered Services, for which premium was received, rendered prior to and following the termination date (as provided in this Section 9.3(a)) pursuant to the PHS/IPA fee schedule in effect at such time. In the event this Agreement is terminated due to the last sentence of Section 9.1, the non-defaulting party shall be entitled to pursue all legally available remedies consistent with
         Section 10.4 herein, and damages arising out of such breach.

     (b) Upon termination, PHS is authorized to notify Members, prospective Members and Participating Physicians, and other persons and entities whom it deems to have an interest herein of such termination.

                           ARTICLE X - MISCELLANEOUS
                           -------------------------

10.1.Successors.  This Agreement shall be binding upon and inure to the
     ----------
     benefit of the parties hereto, their respective heirs, successors and assigns, but may not be assigned by either party without the prior written consent of the other party, provided, however that a succession to all or substantially all of the assets or equity interests of any party shall not be deemed to be an assignment in violation hereof.

10.2.Delegation.  IPA shall not, in a manner inconsistent with this
     ----------
     Agreement, subcontract or otherwise delegate its duties under this Agreement unless the other party so approves by written consent. All contracts by IPA with subcontractors shall be approved in writing by PHS prior to execution thereof and copies shall be available to PHS upon its request.

10.3.Headings.  The headings of the various Sections of the Agreement
     --------
     are inserted merely for the purpose of convenience and do not, expressly or by implication, limit or define or extend the specific terms of the Sections so designated.

10.4.Arbitration.  In the event any dispute shall arise with regard to
     -----------
     the performance or interpretations of any of the terms of this Agreement, all matters in controversy shall be submitted to a Board of Arbitrators in accordance with the commercial arbitration rules and regulations of the American Arbitration Association, and a judgment upon the award entered in any court having jurisdiction thereof. Arbitration shall be initiated by written notice by the party requesting arbitration to the other party.
     Both parties expressly covenant and agree to be bound by the decision of the arbitrators and accept any decision by a majority of the arbitrators as a final determination of the matter in dispute.

10.5.Governing Law.  The validity, enforceability and interpretation of
     -------------
     any of the clauses of this Agreement shall be determined and governed by the laws of the State of Connecticut.

10.6. Medical Ethics.  IPA and PHS agree that the administration of PHS's
      --------------
      program and this Agreement shall at all times be compatible with sound principles of medical ethics .

10.7. Entire Agreement.  This Agreement contains all the terms and conditions
      ----------------
      agreed upon by the parties hereto, supersedes all other agreements, oral and otherwise, regarding the subject matter of the parties hereto.

10.8. Amendment.  This Agreement may be amended at any time by mutual
      ---------
      agreement of the parties, provided that before any amendment shall be operative and valid, it shall be in writing and signed by PHS and IPA. The parties agree that, in the event of changes in federal or state law that necessitate an amendment to this Agreement, they shall endeavor in good faith to reach agreement on such amendment that is consistent with and in furtherance of the scope and intent of this Agreement.

10.9  Notices.  All notices expressly required to be given pursuant to the terms
      -------
      of this Agreement shall be in writing and shall be deemed effectively given (i) on the date of receipt if personally delivered or telecopied to the party to whom the same is directed; or (ii) on the third day after mailing if mailed to such party, postage prepaid, addressed to the following addresses, or to such other addresses as the parties may hereafter designate by like notice:

      to PHS at:

      Physicians Health Services of Connecticut, Inc.
      120 Hawley Lane
      Trumbull, CT  06611
      ATTN:  Executive Director

      and to IPA at:

      c/o Physicians Health Services, Inc.
      120 Hawley Lane
      Trumbull, CT  06611

      PHS's obligation to notify IPA hereunder for all matters other than termination of this Agreement may be fulfilled by PHS's mailing to IPA in the manner set forth above in a letter describing the matters subject to such notification. Notice of termination shall be by certified mail.

10.10 Third Party Beneficiaries.  Nothing in this Agreement, express or
      -------------------------
      implied, is intended or shall be construed to confer upon any person, firm or corporation other than the parties hereto and their respective successors or assigns, any remedy or claim under or by reason of this Agreement and any term, covenant or condition hereof, as third party beneficiaries or otherwise, and all of the terms, covenants and conditions hereof shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

10.11 Policy Changes.  To the extent additional national accreditation bodies
      --------------
      develop their own accreditation requirements, and these requirements have a material impact on the ability of PHS to pursue new business or retain current business, PHS and the IPA agree to work together in developing additional policy changes.

10.12 Unenforceability.  If any provision of this Agreement is determined to be
      ----------------
      unenforceable, the rest of the Agreement shall remain in full force and effect.

10.13 Staff Service.  PHS shall provide to IPA, at its expense, PHS staff
      -------------
      services reasonably necessary or advisable to carry out the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the month and year above set forth.

                                PHYSICIANS HEALTH SERVICES OF
                                CONNECTICUT, INC.


                                By: ___________________




                                FAIRFIELD INDIVIDUAL PRACTICE ASSOCIATION


                                By: ___________________

                                   EXHIBIT A
                                   ---------

                            PHS RESPONSIBLE SERVICES
                            ------------------------


The following are PHS Responsible Services:

     General Laboratory procedures and Cytology for which PHS has contracted with a third-party to provide, including all laboratory procedures as defined by the CPT code range 80002-89399 but excluding procedures defined by the CPT code ranges 88104-88199 and 88000-88099 and 88300-88399.

     Dental services
     Hospital stop- loss insurance for inpatient services
     Radiology (other than radiotherapy)
     Audiology
     Rehabilitative services
     Immunizations and Injectables
     Drug and alcohol component of behavioral health services
     Durable medical equipment
     Oxygen and prosthetics
     Ambulance
     Podiatry services
     Chiropractic services
     Optometry services